August 11, 2015

Keith A. Gregory, Esquire
U.S. Securities & Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549

Re:  T. Rowe Price International Funds, Inc.

 on behalf of:

  T. Rowe Price Emerging Markets Value Stock Fund
  T. Rowe Price Emerging Markets Value Stock Fund—Advisor Class
  T. Rowe Price Emerging Markets Bond Fund—Advisor Class
  T. Rowe Price Emerging Markets Bond Fund—I Class
  T. Rowe Price Emerging Markets Stock Fund—I Class
  T. Rowe Price Global High Income Bond Fund—I Class
  T. Rowe Price Global Unconstrained Bond Fund—I Class
  T. Rowe Price International Bond Fund—I Class
  T. Rowe Price International Growth & Income Fund—I Class
  T. Rowe Price International Stock Fund—I Class
  T. Rowe Price Overseas Stock Fund—Advisor Class
  T. Rowe Price Overseas Stock Fund—I Class

 File Nos.: 002-65539/811-2958

 Post-Effective Amendment No. 153

Dear Mr. Gregory:

I am counsel to T. Rowe Price Associates, Inc., which serves as the sponsor and investment adviser to the Fund and all outstanding series of the above-referenced registrant. In connection with the anticipated effectiveness of the Fund with the Commission, the registrant proposes to file the above-referenced Post-Effective Amendment to its registration statement pursuant to Rule 485(b) under the Securities Act of 1933.

I have reviewed the amendment to the registration statement and represent that it does not contain disclosures that, in my opinion, would render the amendment ineligible to become effective pursuant to Rule 485(b).

Sincerely,

/s/Brian R. Poole

Brian R. Poole

Vice President and Senior Legal Counsel, T. Rowe Price Associates, Inc.